Exhibit 99.2

Cogint, Inc. Q3 2017 Earnings Call
November 8, 2017

C O R P O R A T E P A R T I C I P A N T S

Derek Dubner, Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Jordyn Kopin, Director, Investor Relations

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jim McILree, Chardan Capital

Jim Goss, Barrington Research

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to cogint’s Third Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require Operator assistance, please press star, then zero on your touchtone telephone. As a reminder, this call is being recorded.

I would now like to introduce your host for today’s conference, Jordyn Kopin, Investor Relations. Please go ahead.

Jordyn Kopin:

Good afternoon and welcome. Thank you for joining us to discuss our third quarter 2017 earnings results. With me today are Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek Dubner and Dan MacLachlan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investor Relations page on our website, www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by Management during this conference call are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with Cogint’s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Q.

During the call, we may also present certain non-GAAP financial information relating to Adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including Adjusted EBITDA. The definition of Adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in the earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thank you, and good afternoon to those joining us today to discuss our third quarter results. Cogint is pleased to report a very strong third quarter, with record revenues of $57.2 million, a 10% increase over the third quarter 2016. Gross profit margin increased 10 percentage points over prior year to 34%, and Adjusted EBITDA increased 84% to $5.8 million.

We experienced continued strong, broad-based customer demand from existing and new products across both our risk management and marketing services businesses. Our record revenues and achievements of our set goal of very significant gross profit margin expansion is despite the unique non-recurring challenges we experienced in the quarter. We were impacted by the hurricanes in Texas and Florida, as these events affected not only traffic acquisition, but key customers. Of note, our ability to target consumers in those key states was impacted by outages. As well, several key customers on the marketing services side of the business with reliance on large call centers were impacted by not only the reduction in work force in preparation for the storms, but also during and after the storms, which caused these customers to pull back, impacting revenue. As well, senior management across the businesses had to devote very significant time, effort and expense in negotiating and consummating an agreement with BlueFocus International in regard to our transformational transaction, which I will discuss in detail shortly. Notwithstanding these challenges, we still posted strong numbers and I am very encouraged by Q4 pacing to date.

Our Information Services segment revenue increased 54% to $22.8 million. Information Services gross profit increased 182% to $10.1 million, a 44% gross profit margin. Our Performance Marketing revenue decreased 8% to $34.4 million, as we focused on higher quality revenue which delivers greater margin. This is demonstrated by our Performance Marketing gross profit increase of 6% to $9.5 million, a 28% gross profit margin. Consolidated gross profit margin increased 10 percentage points to 34%.

Turning now to a few themes that we’ve discussed in the past. During our last earnings call, I reviewed our priorities for the second half of 2017, and beyond. Of those priorities, I detailed our goal of leveraging our unique technology platforms and differentiated ability to aggregate data through the creation of proprietary data both through analytics and real-time consumer interaction. I stated our goal of using our competitive advantages to seamlessly introduce new products and solutions to market that solve for the needs of our customers.

On the marketing side of the business, if you have listened to competitor earnings calls, you’ve heard a familiar mantra—success depends on knowing your customer and serving them intelligently. These themes focus on gathering insights on consumers in real time and at massive scale. When I hear this, it reinforces my confidence in our business as a whole and, specifically, our initiatives. Our marketing services business is unmatched in gathering real-time insights at massive scale.

A great example of the leveragability of our unique platforms is our just announced release of FOREWARN, powered by our CORE platform, which delivers real-time solutions, primarily via mobile application, to the real estate industry. With the advancement of technology over the years, the real estate industry has moved online, resulting in buyers relying less on agent representation and contacting agents directly to view properties. Our research indicated a glaring vulnerability in the industry. Agents have no idea who they are now alone with in a property. Agents have a right to know who they are doing business with, and brokers are now able to reduce liability by making FOREWARN available to their agents. With as little as single data point, for example, an incoming phone number, agents can verify identity, evaluate risk by viewing the criminal history of a subject, and validate financial and other information provided by the subject. In just 60 days, we developed and launched FOREWARN and the response has been nothing short of phenomenal, not only from agents, but also real estate associations and non-profit organizations, who have struggled for years to ensure agent safety. We’ve received quick praise in the form of coverage by the New York Post, CNBC, and other top media outlets.

This is but one example of our ability to develop and commercialize products derived from our technology platforms faster than others in the marketplace. We’re excited to execute upon our product line, delivering innovative solutions, such as FOREWARN, to address the needs of various industries and our customers.

As well, we are leveraging the cross-functionality of our intelligent platforms, CORE and Agile Audience Engine, to create comprehensive marketing services solutions for Fortune 500 consumer packaged goods companies. Today, we are increasing client ROI, while expanding our margins.

We launched new technology to deliver content to audiences via push notifications, which generated revenue of $586,000 this quarter. As well, we are now implementing several new content marketing strategies to deploy across multiple addressable channels, including Facebook, Google and ad-supported apps. Our team is dedicated to developing highly targeted and refined original content to drive consumer interaction and to optimize ROI for our advertisers. Both video content and voice ads are on our roadmap to be launched in Q1 of 2018.

We continue to scale our Custom Audience Identity Graph, enabling more intelligent execution of our marketing solutions across a variety of verticals. We are now generating, on average, over 850,000 consumer registrations and over 8.8 million compiled survey responses daily, with a recent record high of over 1 million registrations and over 10.3 million compiled survey responses in a single day.

Turning back to the risk management side of the business, we continue to execute on our robust product roadmap. As we have stated in the past, and as we will continue to do so, idiCORE continues to evolve with new data sets fused during the quarter and new functionality. We recently announced the release of our Comprehensive Report, an idiCORE offering, and an essential tool in the Risk management arsenal for our customers. We are receiving great feedback. As with many of our offerings, this release was essential to further penetrate our markets and to get ourselves further ingrained in the daily workflow of our customers. While I’m excited about this release, I’m even more excited about the plan for this offering going forward. This offering alone has a dedicated product roadmap, where we plan to transform this solution into a report the market has never seen. At a more mature state, expect to see novel data points and data visualization unlike anything the competition is offering today.

On our last call, we discussed the formation of several strategic relationships with leading mobile identity authentication and background screening solutions providers. As a reminder, our optimism was premised upon the expansive markets that these providers serve, including banking, financial services, insurance, healthcare and technology, and that we won these relationships from larger, more established competitors. I am pleased to report that we have concluded testing and that these integrations are now revenue generating, with great prospects for growth.

Also, on our last earnings call, I emphasized a key primary initiative of increasing demand for our custom data products, as these products generate our most profitable dollars, providing margin expansion and little to no additional traffic acquisition costs, or TAC. We did exactly what we set out to do this quarter. Despite leaders in the digital marketing space suffering higher TAC this quarter, we delivered lower TAC as a percentage of gross revenue, as we continued to leverage our Custom Audience Identity Graph more intelligently for the purposes of executing performance marketing and consumer acquisition campaigns across a variety of verticals. In sum, we are highly focused on the highest quality revenues, which delivers us greater margin. That is one reason you see 44% margins in our Information Services segment.

Notwithstanding our valiant performance since we started this Company, and the incredible Company we built in just over two year’s time, there are some who do not entirely understand the combined assets of our Company, our innovative technology, the product suite, the product roadmap driven by our unique and differentiated technology platforms, and the synergies that exist. As well, we believe there to be certain investment mandates that impair an investor’s ability to invest in one or the other type of companies, whether the risk management business or digital marketing business.

As a result, in September, we announced a transformative transaction, a business combination with Silicon Valley-headquartered BlueFocus International. BlueFocus will contribute to cogint $100 million in cash, and its largest international assets, Canadian-based marketing communications company, Vision 7 International, and U.K.-based, global, socially-led creative agency, We are Social, with BlueFocus paying or refinancing cogint’s existing debt upon closing. The transaction values Fluent alone at $415 million, a significant premium.

Immediately prior to the closing, cogint will spin off its data and analytics operations and assets into a new public company, expected to be listed on Nasdaq, named Red Violet. The shares of Red Violet will be distributed to cogint shareholders as of a record to be determined as a stock dividend upon closing of the transaction. The arrangements will result in Red Violet launching with cash of a minimum of $20 million and no debt.

The current Management Team of cogint will be the Management Team of Red Violet, and Ryan Schulke and Matt Conlin, current CEO and President of Fluent, respectively, will continue in those roles at Fluent.

Upon the closing, BlueFocus International will own 63% of the combined company on a fully diluted basis and cogint shareholders of record will own 37% of the combined company. Cogint shareholders of record will own 100% of the Red Violet. This transaction creates tremendous shareholder value, in our view, as cogint shareholders of record will, upon closing, own shares in two publicly traded companies and will receive a cash dividend of approximately $1.00 per share.

As further benefits of this transaction:

First, as mentioned, the transaction delivers a significant and immediate premium to our shareholders, not only with the immediate value assigned to Fluent, but with greater value certainty resulting from the combination of our digital marketing business with BlueFocus’ marketing services companies, as compared to Fluent’s standalone prospects.

We believe this transaction will bring greater clarity to the marketplace as to each company’s core competencies, allowing each to compete more effectively within their respective markets.

As our risk management and digital marketing businesses have distinct financial and operating characteristics, the separation of the businesses will allow each to adopt strategies and pursue objectives appropriate to their respective needs, to focus more exclusively on improving each company’s operations, and to enable the optimization of capital deployment and investment strategies necessary to advance their respective compelling innovation roadmaps.
This business combination creates a world-class global marketing services company. Our combination with Vision 7 and We are Social is a transformative event for our digital marketing business, which as been steadfastly focused on developing mobile-first, data-driven performance marketing solutions for brands and marketers across a variety of verticals. Our new partner agencies, Vision 7 and We are Social, create a framework to deliver a more holistic offering to the market, combining best-in-class creative, brand strategy and global communications with Fluent’s unique custom audience development and performance-based marketing model.

Prior to entering into this deal, it was on our 2018 roadmap to establish an international presence for Fluent. This expansion would take significant time and resources. This transaction provides Fluent the access to Chief Marketing Officers of leading brands around the world. The combined businesses create a unique marketing services company delivering end-to-end solutions to the world’s leading brands, from creative to digital to performance marketing, key attributes of which many leading companies possess one or the other, but none possessing all.

Red Violet will be a pure-play data and analytics company, continuing its expansion within the risk management industry. As I mentioned, it will have a minimum of $20 million in cash and no debt.

Thus, again, upon the closing of the transaction, our shareholders of record will be owners of two public traded companies and will receive a cash dividend of approximately $1.00 per share.

We are working through the various closing conditions. We have already secured majority shareholder approval, and recently announced that the Federal Trade Commission granted early termination of the waiting period under Hart-Scott-Rodino. We expect to file our Information Statement by November 28, 2017. We are in the CFIUS process and will set a record date once that process is cleared. We expect the transaction to close in the first quarter of 2018.

Now, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan:

Thank you, Derek, and good afternoon. This time last year, we talked about spending into some key initiatives, seeing strong proof points within our business model that would allow us to continue to leverage its scalability. At the end of 2016, we talked about the acceleration of our product roadmap, the release of innovative new products driven by our technology platform, and the increasing adoption of our solutions by customers across markets. What we have seen in 2017, and particularly with our third quarter 2017 results, earning record revenue and record gross profit, is the reaffirmation of the continued execution of our business model and market strategy, focusing on those growth categories and clients that provide us the greatest opportunity for margin expansion, and ultimately leading to bottom line profitability.

We experienced a number of one-time, non-recurring expenses that impacted our P&L in 2017, in the total amount of $17.6 million, including $9.2 million in non-recurring legal and litigation costs and $8.4 million in acquisition and restructurings costs. However, we remain intently focused on driving the Company to bottom line profitability, and believe we are now well positioned to do that. Our Information Services segment continues to scale, expanding our consolidated margin. Our Performance Marketing segment continues to drive consistent growth across multiple verticals and channels. We are well positioned for accelerated growth in the coming quarters at both the top and bottom line.

Moving on to our third quarter results, revenues were $57.2 million, a 10% increase over third quarter 2016, driven by strong growth within our Information Services segment. Adjusted EBITDA was $5.8 million, an 84% increase over third quarter 2016. Adjusted EBITDA margin expanded 400 basis points to 10%, as compared to third quarter 2016.

Continuing to the details of our P&L, as mentioned, revenues were $57.2 million for the third quarter. Despite some negative revenue impact from hurricanes Harvey and Irma and the intense focus on finalizing the Business Combination Agreement with BlueFocus, we drove record revenue and gross profit in the third quarter. Our Information Services revenue increased 54% to $22.8 million, with gross profit increasing 182% to $10.1 million, as compared to the third quarter 2016. This was led by strong revenue growth in our consumer vertical, increasing 85% to $7.6 million, our financial vertical, increasing 74% to $3.7 million, and our emerging vertical, increasing to 94% to $2.3 million.

Our performance marketing revenue decreased 8% to $34.4 million, as compared to the third quarter 2016; however, gross profit increased 6% to $9.5 million, as we shifted our media spend from lower margin third-party sources to the direct addressable higher margin channels using our custom audience data. This shift created a much healthier margin profile within our digital vertical, sacrificing some top line revenue, which decreased 35% to $10.5 million. Additionally, within performance marketing, we saw strong top line revenue growth from our financial vertical, increasing 63% to $7.9 million, and our consumer vertical, increasing 47% to $7.9 million.

Cost of revenues were $37.7 million, compared to $39.7 million for the third quarter 2016. This $2 million decrease in cost was a result of a higher percentage of revenue coming from our Information Services segment, our shift of media spend away from lower margin third-party sources to directly addressable higher margin channels, and our overall reduction in traffic acquisition costs relative to revenue.

Gross profit increased 56% to $19.6 million, producing a consolidated gross margin of 34%, a 10 percentage point increase over third quarter 2016.

SG&A was $27.6 million, a 60% increase over third quarter 2016, driven primarily by non-cash share-based payments, BlueFocus transaction related costs, and continued investment in the expansion of our Sales, Operations, Infrastructure and Technology Teams. The $27.6 million in SG&A for the third quarter consisted primarily of $11.1 million of non-cash share-based compensation, $7.5 million in employee salaries and benefits, $2.4 million in transaction related costs, and $1.8 million in IT related costs.

Depreciation and amortization was $3.6 million in the third quarter 2017, a 2% increase over third quarter 2016. The increase was primarily the result of the amortization of internally developed internal-use software.

Loss before income taxes was $14.1 million for the quarter, largely a result of non-cash share-based payments of $11.1 million. Loss before income taxes for third quarter 2016 was $14.2 million, largely a result of non-cash share-based payments of $7.3 million.

We continue to recognize a full valuation allowance on our deferred tax assets, and as a result, did not book any tax benefit in the period.
Net loss was $14.1 million. We reported a loss of $0.25 per share for the third quarter, based on a weighted average share count of 55.4 million shares.

Moving on to the balance sheet, cash and cash equivalents were $10.3 million at September 30, 2017, compared to $10.1 million at December 31, 2016.

I do want to highlight our net working capital, excluding cash, to provide some color on our cash position at September 30, 2017. As compared to June 30, 2017, our net accounts receivable increased $4.7 million and our trade accounts payable decreased $2.7 million, for a net gain to working capital of $7.4 million, versus the second quarter 2017. As you know, it is common for us to spend ahead of the fourth quarter as we prime the pump for what is our best quarter of the year. We are very excited with what we have seen in the first month of the fourth quarter as result of leveraging our extremely healthy net working capital profile to fuel our business.

Moving on to debt, total debt, including the current portion of long-term debt, was $62.8 million at September 30, 2017, an increase of $12.8 million from December 31, 2016, a result of the additional incremental term loan taken in the first quarter 2017.

Current assets were $49.8 million at September 30, 2017, compared to $43.1 million at December 31, 2016. Current liabilities, exclusive of the current portion of long-term debt, were $28.5 million, including $5.0 million in connection with the TRADS litigation settlement entered into July 22, 2017, compared to $22 million at December 31, 2016.

Moving on to the statement of cash flows, for the nine months ended September 30, 2017, cash used in operating activities was $2.9 million, compared to cash provided by operating activities of $4.4 million for the same period 2016. The $2.9 million used in operating activities was primarily the result of an operating loss of $0.8 million, after adjustments for non-cash items totaling $46.4 million.

Cash used in investing activities was $6.7 million for the nine months ended September 30, 2017, mainly the result of $5.5 million used for software developed for internal use.

Cash provided by financing activities was $9.8 million for the nine months ended September 30, 2017, a result of $14 million in net proceeds from the incremental term loan taken in the first quarter 2017, partially offset by the repayment of $3.5 million in long-term debt.

For the trailing 12 months ending September 30, 2017, our leverage ratio was 2.4 times net debt to Adjusted EBITDA.

I will now turn it over to Derek, to conclude our prepared remarks.

Derek Dubner:

Thank you, Dan. In closing, we posted yet another strong quarter. We delivered record revenue and we executed upon our goal of delivering margin expansion. We are not building this Company for today, tomorrow, or even next year. We are building a company for the future. I am very proud of what we have built, but not complacent. We have much to do on our roadmap. We have unique and valuable technology, a proven and dedicated team, a differentiated suite of solutions and demand from our customers, and we are embarking upon a transformative period where we are setting our two businesses in motion on an accelerated path to growth. Given the unique circumstances impacting us this quarter relating to the hurricanes and resource allocation to the BlueFocus transaction, we see full year 2017 revenues north of $220 million. We are very optimistic about the fourth quarter and our prospects for 2018.

Operator:

Thank you. We will now begin the question and answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two.

Our first question comes from Jim McIlree with Cardan Capital. Please go ahead.
Jim McIlree:

Yes, thanks a lot, and good afternoon.

Derek Dubner:

Good afternoon, Jim.

Jim McIlree:

Thanks. Did the Comp Report have any impact on Q3 revenue? Was there any revenue from the Comp Report in Q3?

Dan MacLachlan:

I would be say it would be de minimis in Q3. We launched at the end of Q3, beginning of Q4.

Derek Dubner:

And, Jim, it’s very traditional for us to provide, for example, a seven-day free trial in this business, to let customers access that product. In fact, that’s consistent with what Dan is saying.

Jim McIlree:

All right. So, is it reasonable to expect that the Q4—that the impact from the Comp Report in Q4 will be, I don’t know, let’s call it noticeable, but not overwhelming? That’s a pretty large gap, I think.

Dan MacLachlan:

Yes, but I think, look, when you look at the Information Services side of the business, we feel Q4, you’ll see a bit of that revenue come in, but really see noticeable material revenue in Q1 of ‘18, from the Comp Report.

Derek Dubner:

And, Jim, it’s really not—for me, it’s not a straight line to the Comp Report. The Comp Report is a tool within, as I like to say, the arsenal. When you go to a customer and you bring a full suite of solutions, it’s that essential part of that solution that wins the customer. So, it’s really the exponential effects of having the Comp Report, on bringing on new customers, getting them to utilize the system in expanded ways, rather than just basic ways. While it’s not—it really has an effect throughout the revenues, much greater than just seeing it in the Comp Report.

Jim McIlree:

Okay, that’s understood. Just to stick on that a little bit, you talked about a product development pipeline as we go through 2018. So, it would be reasonable to expect that those impacts build on each other throughout the year as more and more is developed and released. Is that a reasonable way to look at it?

Derek Dubner:

That’s an extremely reasonable way to look at it. That’s really the way these systems are built. We’ve often said that we release very early iterations, very basic products along the way, just to get the word out, get the branding out, let customers know we’re back in the marketplace, but each solution complements the other. If you’re doing a deep due diligence, you’re really looking to mitigate risk, or figure out information regarding a subject, it’s the comprehensive suite that matters. So, every offering, as we not only develop it, but every new release is more effective in winning over the customer, and then getting fully ingrained in their workflow.

Jim McIlree:

Got it. You guys mentioned the hurricanes a couple of times. I know it’s difficult to put a dollar amount on how much you think that had an impact, but could you put a dollar on what the impact was from the hurricanes?

Dan MacLachlan:

Yes, it is extremely difficult to quantify the impacts of the hurricanes with great detail. As Derek articulated in the call, there were a number of ways in which it impacted us as a company. We have, however, tried to quantify that number based on some internal trending reports, and we have estimates as high as $1.5 million to $3 million in total impact in the third quarter, but, again, it’s very difficult to accurately quantify that number.

Jim McIlree:

Right, and then the BlueFocus impact would be on top of that?

Dan MacLachlan:

Correct. I mean, the amount of time for management across the board, high-level management, kind of middle management, if you will, dealing with the due diligence, trying to consummate the transaction, it was a tremendous effort across the entire organization focused on that, while running the day-to-day operations of the business.

Jim McIlree:

On that BlueFocus issue, we should expect SG&A in Q4 to include some element of BlueFocus work, as well; is that correct?

Dan MacLachlan:

Yes, there was a good portion of BlueFocus transaction costs included in Q3. There was some in Q2, but, however, at that point we hadn’t announced the transaction yet. There will be some additional work in Q4 related to the transaction, as well.

Jim McIlree:

Is that likely to be higher than, less than, or equal to what we saw in Q3?

Dan MacLachlan:

It’s likely to be lower than what we saw in Q3.

Jim McIlree:

Okay. I think that’s it. I’ll let someone else ask questions. Thanks a lot.

Derek Dubner:

Thanks, Jim.

Dan MacLachlan:

Thanks, Jim.

Operator:

Our next question comes from Jim Goss with Barrington Research. Please go ahead.

Jim Goss:

Thanks. I think this was partly addressed earlier when the deal was announced, but the motivation of the combination of Fluent and IDI was partly to create critical mass as the business of idiCORE was created. I am wondering what makes now the right time to have the separation? Are you seeing that the progress is such that there will be sufficient critical mass for it to stand—for idiCORE to stand on its own, or are there other aspects that are driving the deal?

Derek Dubner:

Yes, thanks, Jim. This is Derek. I think you hit it on the head on one of them. There are two primary aspects. We’ve said all along that the first two years during this company, on the risk management side, we were in development mode. We also said that the turn of 2017, that we would switch from development to sales driven, and we built out our sales floor, hired some outside representatives, and have taken products to market. So, you are correct, that this was a nice inflection point for us, a turning point for us, to look at a transaction such as this.

As important, however, if not more so, you can see on the marketing services side of the business, we have an incredible business. It’s a very unique business. I don’t know of any company out there that engages with the consumer and can deliver such a targeted consumer to the right advertiser the way Fluent can. When we were presented with the opportunity of taking Fluent international, upon the signing of a pen, essentially, and combining it with two incredible international assets, as I said, you know, I think this is a path that propels both businesses. It really accelerates the businesses far faster than we probably could individually—or collectively, excuse me, as one company.

That said, I think we’ve been doing a great job doing that, but, again, you also identified that the risk management side of the business is at a nice inflection point, and, again, this is a great opportunity for it to be a springboard for Fluent to expand its business very significantly.

Jim Goss:

Okay. Do I understand it correctly, that FOREWARN is part of the idiCORE business?

Derek Dubner:

That’s correct.

Jim Goss:
Could you discuss, maybe, the scaling of it and the relative importance? Is this something that you’re expecting to be very major and have additional applications beyond the real estate market that you’re starting with, and is this an example of other specialty products and services you expect to be on the come?

Derek Dubner:

Definitely, yes, Jim. The CORE platform that we have built, this proprietary platform developed by none other than Ole Poulsen and our Seattle-based technology team, proprietary, next generation, cloud-based, you’ve heard me say those terms, Jim. It’s an incredible platform, one that can fuse billions of records, it’s highly scalable, and it’s unmatched in power that I’ve seen in the industry since I’ve been in it, and with that platform, we can power many, many solutions. I mean, we’re not even scratching the surface yet, Jim.

We’ve talked before about our longer-term initiatives of taking that platform and not only having it layered over our existing data, but layering it over end user databases, large Fortune 500 companies, understanding their complex problems and solving for those problems by fusing their disparate data along with ours. So, there’s an extraordinary platform of which we’re going to use to power solutions for many years to come.

FOREWARN is just one solution that, again, through our research, we identified a market need. Frankly, the response is overwhelming. We’ve had to staff up a team in the last two weeks to accept the inbound demand for this product. It’s quite extraordinary. It’s an industry that you’re primarily mobile, as a real estate agent, you’re contacted by an individual who claims they want to see that multi-million-dollar property, and yet there are few businesses where you walk into a scenario where you’re completely vulnerable and you have no idea who you’re dealing with.

Really, those are the solutions that our platform and idiCORE bring to market. So, yes, you’re going to see these are applicable to many areas, we’re running down those paths today, and, again, for much broader uses and solutions in the future.

Jim Goss:

Okay, and maybe the last one. You did outline why the revenues, while increasing, were not increasing to the scale that I think we probably expected, and then you talked about the fourth quarter—or the full year guidance of $220 million, which suggests that the fourth quarter might have some of the same issues, and I’m wondering why it would carry over into the fourth quarter, that it might lag the expectations that might have been there sort of around mid-year.

Derek Dubner:

No, Jim, I think perhaps I’m being conservative, but given where we are today and entering into the fourth quarter, I felt that was an appropriate place to say, north of $220 million. I feel very good about what I’m seeing in Q4, I like the trends a lot. We’re still focused on very profitable revenue and the trending is looking very strong. So, I feel good with north of that number today, and we’ll see where we go. We are entering our best quarter.

Jim Goss:

All right. Thanks much.

Operator:
This concludes our question and answer session. I would like to turn the conference back over to Derek Dubner for any closing remarks.

Derek Dubner:

Great, thank you very much. Well, I’ve basically stated what I wanted to as far as closing. Again, thank you all for joining us today. I think this is just another fantastic quarter, and I attribute that to incredible technology, incredible data sets, and most importantly, incredible people. We have an incredible organization, with just all kinds of people from disparate areas, disparate educations, disparate capabilities, but together, as one, the synergies are outrageous and we’re building an amazing company. I want to thank everybody for joining us today and have a great evening.

Operator:

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.